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                                                                    EXHIBIT 21.1





                              LIST OF SUBSIDIARIES


         Supertel Hospitality, Inc. owns 100% of the voting securities of the corporations listed below.

         Subsidiary                        Jurisdiction of Incorporation


         Simplex, Inc.                             Nebraska

         Motel Developers, Inc.                    Nebraska